PRESS RELEASE


eMagin Summarizes Highlights of 2003 Year End and Fourth Quarter Earnings Call

Hopewell Junction, NY- March 24, 2004 - eMagin Corporation (AMEX: EMA), the leading manufacturer of active matrix OLED microdisplays and virtual imaging systems, provided a summary of information presented by Gary W. Jones, chief executive officer, during the Company's fourth-quarter and year-end 2003 financial results conference call which was webcast live on March 23, 2004.

Highlights of the presentation include the following information, some of which is forward-looking and unaudited. The script of the conference call will be filed as a Form 8-K.

Preliminary Financial Review:

         -- Liabilities were reduced from $14,415,000 in December 2002 to less than $7 million by the end of 2003. All of the Company's major equipment leases have been paid off, reducing monthly fixed costs due to leases from over $300,000 per month in early 2003 to about $10,000 per month in the fourth quarter of 2003.
         -- The Company is nearly debt free due to the recent conversion of approximately $8 million secured debt to equity as announced in March 2004.
         -- From January 1 2003 through February 2, 2004, the Company completed private placement financings of more than $10 million with institutional and private investors, and received over $2.8 million from option and warrant exercises during the same time period. The Company currently has a cash balance of approximately $5 million.
         -- As of December 31, 2002 shareholder equity was a negative $12,808. The Company expects a negative $4.6 to $4.8 million for the end of 2003, but expects to have achieved positive shareholder equity in March 2004.
         -- Total revenue for 2003 is expected to be approximately $2.57 million, representing an increase of about 21% over the prior year results. Revenue from product sales doubled in 2003, while revenue from government R&D contracts was reduced. The majority of 2003 sales resulted from the sales of microdisplays and newly developing product line of virtual imaging modules.

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         -- Gross margins were 33% for the fourth quarter of 2003, partly due to the way supplies and materials are recorded as expenses until the product is sold. As the Company increases supply inventory, margins are weighed down. Mr. Jones stated that the Company anticipates changing to a perpetual inventory system in the later part of 2004 that should cause the gross margin number to improve, even though the Company anticipates being on an upward sales ramp through the remainder of 2004.
     -- Net operating expenses in 2003 were just under $4 million as compared to about $15 million in 2002. Gains from payables, debt, and lease restructuring in 2003 accounted for $4,638 of the 2003 expense reduction, but the remainder came from solid cost reductions due to lease reductions.
     -- Estimated net loss for 2003 was $4.5 million, as compared to a net loss of $14,913 million in 2002. Net loss for the fourth quarter in 2003 was approximately $1.9 million. The loss per share in 2003 is expected to be 13 cents, as compared to the loss per share in 2002 of 48 cents per share. Outstanding shares increased from approximately 31 million in December 2002 to approximately 36 million in December 2003. After the January 2004 financing, option and warrant conversions, and debt conversion, the current total shares outstanding was approximately 63 million as of March 23, 2004.
     The results reported should be considered as unaudited results. The company expects to file its 10KSB report prior to SEC filing deadline of March 31, 2004. The company stated that it does not anticipate any substantial changes to the information reported, but any changes would be provided in the filing and shareholders were urged to review the 10KSB once it is filed in order to get a more complete overview of the company.

Operations Review:
         -- In addition to the Company's SVGA+ series and stereovision-capable SVGA-3D OLED microdisplay product lines, new products introduced during 2003 included a high brightness yellow version of the SVGA+ display which can be operated using special bias conditions to provide up to 4,000 CD/m2 luminance, and a PC interface kit which provides a simple RGB interface with image flipping for SVGA+ and SVGA-3D displays, and automatic stereovision signal recognition for SVGA-3D displays.
         -- More than 100 OEM customers have now purchased OLED developer kits, OLED microdisplays, headsets, or subsystems, and are at various stages of their own typical 6 to 24+ month product development cycles. In 2003 and early 2004 the Company began publicly announcing the first customer commercializations, one of which was Rockwell Collins/KEO's S035 rugged head mounted display system.
     Product announcements during the past six months included:

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          o         VR Magic's EYESI(tm), a sophisticated 3D virtual reality
                    surgical training system;

          o         Leadtek's X-eye(tm) lightweight consumer headset;

          o The coupling of the Liteye 400(tm) headset with Antelope Technologies' MCC integrated hands-free computing technology;

          o Sensics' Sky Visor(tm), developed for the Robonaut, a humanoid robot being developed by NASA and DARPA to help reduce the number of dangerous space walks required of astronauts. This innovation will also emerge as a new product for Sensics, featuring a 150 degree field of view, which can be used for a variety of telepresence and simulation applications;

          o Night Vision Equipment Corporation's Helmet IR-50(tm) thermal imager, which provides a fully maneuverable monocular eyepiece designed to quickly attach or detach to standard military helmet mounts, and is the first OLED product available in the government's GSA catalog;

          o Sage Technologies' HelmetVue(tm), and Total Fire Group's Fire Warrior(tm), which are designed to attach to all popular firefighter helmets and provide a vision system based on infrared technology that allow firefighters to see areas of heat, such as recently made footprints, even when normal vision is completely blocked by smoke.

     Additional products are being or have been commercialized which contain the Company's products, and these will be announced on the OEM customers' schedules.

         -- Major areas of targeted consumer OEM expansion include virtual reality games, mobile consumer PCs, and viewfinders for camcorders, cameras, and mobile video phones.
         -- Manufacturing is still at a small fraction of the Company's production equipment capacity for over 50,000 0.59-inch diagonal microdisplays. Based on current pricing, the Company believes the current facility's equipment could produce over $75 million in displays per year once fully ramped, and anticipates that demand should grow to potentially fill its existing production capacity within the next 2 years.
         -- Production yields are improving and are on target.
         -- The volume of first quarter shipments to date have been impacted by equipment downtime during recent upgrades of production equipment for improved equipment uptime, reliability, and quality, and by delays in wafer shipments during early

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2004 due to temporary capacity issues from the CMOS wafer supplier.
The production upgrades are expected to provide benefits through the remainder of the year, CMOS wafers have been received, the wafer foundry has indicated intent to provide the higher volume wafer allocations required for production ramp, and the Company is accelerating production to reduce short term backlog.
         -- QVGA wafers from Rohm (Japan) are expected to arrive in the second or third quarter to begin initial OLED processing. The QVGA microdisplays will target the camcorder and digital camera viewfinder markets.
         -- Improved higher efficiency OLEDs are being developed and anticipated to be used to create a new product series to address high luminance and long-life static image applications.
         -- Searches are underway for several key senior management positions, including CFO and senior marketing staff.

Additional CEO Comments:

In his presentation, Mr. Jones included the following remarks.
         "eMagin is in the best position it has ever been in. When we went public over three years ago we had a powerful core technology that could potentially open the world's door to practical virtual imaging. This goal would enable people to have access to large area, high resolution imaging and even 3-D 360 degree surround imaging, something before only visible in expensive and heavy-bulky simulators.
         At that time, we still needed to develop our display products. This meant we had to develop a host of divergent technologies, including the semiconductor design of 15 million transistor integrated circuits which incorporate built-in PC interfaces and several graphics functions as well as an analog DRAM to be practical for most customers based on market input. We had to develop new semiconductor-like processes, invent new device structures, invent or adapt new materials, create or adapt automated production equipment, and then work with our customers to open these new markets. These were all major tasks.
         We found ourselves undercapitalized in one of the worst capital markets of recent times. With much perseverance, a great core team, effective sales efforts, and the belief of a few key - and very much appreciated - supporters, we were able to reach our current position where the goal is finally close at hand.
         We are a different company today than we were last year, but with the same vision. 2003 was a year of restructuring our finances and reorienting ourselves from mostly R&D to producing products. Customers were completing their product R&D efforts

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and preparing to launch their products. Several large purchase agreements were inked and many more plans were put in place to launch new virtual imaging products in a great many applications areas.
         We believe that we have the best products in our market, so our biggest task is to help make this emerging market grow and to cost effectively produce displays and virtual imaging subsystems."
         Mr. Jones concluded, "These have been important achievements, but we are just beginning to bring this new concept of virtual imaging to market. We believe that the last year has been a critical period for eMagin, but it is barely the beginning."

About eMagin Corporation

eMagin Corporation is a global leader in near-to-the-eye virtual imaging technologies and products. eMagin integrates high resolution organic light emitting diode (OLED) displays smaller than one-inch in size, magnifying optics, and systems technologies to create a virtual image that appears comparable to that of a computer monitor, a large-screen television, or even a theater-like experience. eMagin's microdisplay systems are expected to enable new mass markets for wearable personal computers, wireless Internet appliances, portable DVD-viewers, digital cameras, and other emerging applications for consumer, industrial, and military applications. eMagin's corporate headquarters and microdisplay operations are co-located with IBM on its campus in East Fishkill, N.Y. Optics and system design facilities are located at its wholly owned subsidiary, Virtual Vision, Inc., in Redmond, WA. Website: http://www.emagin.com.

Forward Looking Statements:
Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company's control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company's periodic filings with the Securities and Exchange Commission.

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